Exhibit 4.10

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is not meant to be complete and is qualified in its entirety by reference to our Second Amended and Restated Certificate of Incorporation and our Second Amended and Restated Bylaws, which are filed as exhibits to this Annual Report on Form 10-K. In certain circumstances, the terms of such capital stock are modified by the Stockholders’ Agreement (as defined herein).

Under the Company’s Second Amended and Restated Certificate of Incorporation, the Company’s authorized capital stock consists of 300,000,000 shares of capital stock, consisting of 270,000,000 shares of common stock, par value $0.01 per share, and 30,000,000 shares of blank check preferred stock, par value $0.01 per share.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote for each share of our common stock held. Holders of our common stock are not entitled to vote on any amendment to our Second Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote on such terms pursuant to our Second Amended and Restated Certificate of Incorporation, or the Delaware General Corporation Law (“DGCL”).

Our Second Amended and Restated Certificate of Incorporation provides that, subject to the rights of the holders of any series of preferred stock or any resolution providing for the issuance of such series of stock adopted by our board of directors, the number of authorized shares of either our common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power.

Subject to the rights of the holders of any series of preferred stock, each director of our board of directors will be elected (i) in the case of an uncontested election, by the vote of a majority of the votes cast with respect to that director’s election and (ii) in the case of a contested election, by the vote of a plurality of the votes cast with respect to that director’s election. A majority of the votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” the director’s election (with “abstentions” and “broker nonvotes” not counted as a vote either “for” or “against” that director’s election).

Directors (other than directors elected exclusively by the holders of one or more series of preferred stock) may be removed from office with or without cause by the affirmative vote of our stockholders that together hold at least a majority of the voting power of our outstanding shares.

Our board of directors will consist of one class of directors, and at each annual meeting of stockholders, each director shall be elected for a term expiring at the next annual meeting of stockholders. For more information relating to the declassification of our board of directors see”—Declassification of our Board of Directors.”

Unless required otherwise by law, our Second Amended and Restated Certificate of Incorporation or our Second Amended and Restated Bylaws, any action other than the election of directors that requires stockholder approval must be authorized by a majority of the votes cast affirmatively or negatively by the stockholders entitled to vote at a meeting at which a quorum is present. Our Second Amended and Restated Certificate of Incorporation and our Second Amended and Restated Bylaws provide that our Second Amended and Restated Bylaws may be adopted, amended, altered, or repealed by the approval of our board of directors, which must include the approval of a majority of our directors then in office. Our Second Amended and Restated Bylaws may also be adopted, amended or repealed by the affirmative vote of the stockholders that together hold at a majority of our outstanding shares.

Generally, our Second Amended and Restated Certificate of Incorporation may be amended, modified or repealed by the affirmative vote of our stockholders that together hold a majority of our outstanding shares. Subject to the foregoing sentence and the rights of the holders of any series of preferred stock, our Second Amended and Restated Certificate of Incorporation may be amended as provided by the DGCL.

Dividend Rights. Subject to any preferential dividend rights of outstanding preferred stock, our board of directors may, in its discretion, out of funds legally available for the payment of dividends, declare and pay dividends on our common stock.

Liquidation Rights. In the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, after payment or provision for payment of our debts and other liabilities and payment or setting aside for payment of any preferential amount due to the holders of any series of preferred stock, the holders of our common stock will receive ratably any assets remaining to be paid or distributed.

Preemptive Rights. Under our Second Amended and Restated Certificate of Incorporation, the holders of our common stock do not have preemptive rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

Under our Second Amended and Restated Certificate of Incorporation, our board of directors has the authority to issue preferred stock in one or more series, and to fix for each series the voting powers, designations, preferences and relative, participating, optional or other rights and the qualifications, limitations or restrictions, as may be stated and expressed in any resolution or resolutions adopted by our board of directors providing for the issuance of such series as may be permitted by the DGCL, including dividend rates, conversion rights, terms of redemption and liquidation preferences and the number of shares constituting each such series, without any further vote or action by our stockholders.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may restrict dividends on our common stock, dilute the voting power of our common stock or subordinate the liquidation rights of our common stock.

Exclusive Venue

Our Second Amended and Restated Certificate of Incorporation requires, to the fullest extent permitted by law, that, unless we consent in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, employees, agents or stockholders (including beneficial owners of stock) to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL, our Second Amended and Restated Certificate of Incorporation or our Second Amended and Restated Bylaws or (iv) any action asserting a claim against us governed by the internal affairs doctrine, will have to be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in the Company’s Second Amended and Restated Certificate of Incorporation is inapplicable or unenforceable.

The federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States, including without limitation under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain claims under the Securities Act. While the Delaware courts have determined that choice of forum provisions of the type included in the Second Amended and Restated Certificate of Incorporation are facially valid, uncertainty exists as to whether a court would enforce such provision, and as such, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in our exclusive forum provision. In such instance, to the extent applicable, we would expect to vigorously assert the validity and enforceability of our exclusive forum provision. Stockholders may be subject to increased costs to bring these claims, and the choice of forum provisions could have the effect of discouraging claims or limiting investors’ ability to bring claims in a judicial forum that they find favorable.

Anti-Takeover Effects of Provisions of our Governing Documents

Our Second Amended and Restated Certificate of Incorporation and our Second Amended and Restated Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, our Second Amended and Restated Certificate of Incorporation and our Second Amended and Restated Bylaws also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Board Designees

Pursuant to the EnVen Merger Agreement, EnVen has the right to nominate the EnVen Designated Directors (as defined therein) to our board of directors. As Class II directors, the EnVen Designated Directors shall receive an initial term concluding at the 2023 annual meeting of stockholders or such director’s earlier death, resignation or removal. The EnVen Merger Agreement does not provide any ongoing designation rights to EnVen following our 2023 annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of our common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our Second Amended and Restated Bylaws provide that stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors, or by a qualified stockholder of record at the time of giving of notice and at the time of the annual meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our Secretary of the stockholder’s intention to bring such business before the meeting. Our Second Amended and Restated Bylaws provide that, subject to applicable law, special meetings of the stockholders may be called at any time by (i) the Chairman of our board of directors, (ii) the President, (iii) a majority of our board of directors, (iv) a majority of the executive committee (if any) or (v) the Secretary at the direction of a stockholder, or a group of stockholders, holding at least 25% of our capital stock. Our Second Amended and Restated Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. In addition, any stockholder who wishes to bring business before an annual meeting or nominate directors must comply with the advance notice requirements set forth in our Second Amended and Restated Bylaws and provide us with certain information. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control of us or our management.

Action by Written Consent in Lieu of a Meeting

Our Second Amended and Restated Certificate of Incorporation and our Second Amended and Restated Bylaws also provide that any action that could be taken by stockholders at a meeting of stockholders must be effected at a duly called annual or special meeting and may not be effected by consent in lieu of a stockholder meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.

Business Opportunities

Our Second Amended and Restated Certificate of Incorporation provides that, (x) any of our directors or officers (other than a person then serving as a full-time employee of us) who is also an officer, director, employee, managing director or other affiliate of a Principal Stockholder (as such term as defined in the Second Amended and Restated Certificate of Incorporation)) and (y) the Principal Stockholders, may, and shall have no duty not to, in each case on behalf of the Principal Stockholders (the persons and entities in clauses (x) and (y), each a “Covered Person”), (i) carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director or stockholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as us, (ii) do business with any client, customer, vendor or lessor of any of ours or our affiliates, and (iii) make investments in any kind of property in which we may make investments.

We renounce any interest or expectancy to participate in any business of the Principal Stockholders, and waive any claim against a Covered Person and shall indemnify a Covered Person against any claim that such Covered Person is liable to us or our stockholders for breach of any fiduciary duty solely by reason of such person’s or entity’s participation in any such business.

In the event that a Covered Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Person, in his or her Principal Stockholder-related capacity, or a Principal Stockholder and (y) us, the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to us. We also renounce any interest or expectancy in such corporate opportunity and waive any claim against each Covered Person and shall indemnify a Covered Person against any claim, that such Covered Person is liable to us or our stockholders for breach of any fiduciary duty solely by reason of the fact that such Covered Person (i) pursues or acquires any corporate opportunity for its own account or the account of any affiliate, (ii) directs, recommends, sells, assigns, or otherwise transfers such corporate opportunity to another person or (iii) does not communicate information regarding such corporate opportunity to us, provided, however, in each case, that any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as an officer or director of us shall belong to us.

Declassification of our Board of Directors

Our board of directors has historically been divided into three classes, with directors serving in each class elected to a three-year term. Our Second Amended and Restated Certificate of Incorporation provides that (i) at the 2023 annual meeting of stockholders, the Class II directors whose terms expire at such meeting will be elected to hold office for a two-year term expiring at the 2025 annual meeting of stockholders; (ii) at the 2024 annual meeting of stockholders, the Class III directors whose terms expire at such meeting will be elected to hold office for a one-year term expiring at the 2025 annual meeting of stockholders; and (iii) at the 2025 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors will be elected for a one-year term expiring at the next annual meeting of stockholders.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

NYSE Listing

Our common stock is listed on the NYSE under the trading symbol “TALO.”